FOR IMMEDIATE RELEASE

ISSI ANNOUNCES FIRST FISCAL QUARTER 2008 RESULTS

San Jose, Calif.—January 31, 2008--Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for the first fiscal quarter ended December 31, 2007.

Revenue in the first fiscal quarter ended December 31, 2007 was $63.3 million, flat with our September 2007 quarter and up slightly from $62.1 million reported in the December 2006 quarter. Net income for the December 2007 quarter was $3.0 million, or $0.08 per diluted share. Net income includes a $0.8 million charge for FAS 123R stock option expense and a $0.5 million expense for fees associated with our recent tender offer. These results compare with net income for the December 2006 fourth quarter of $0.1 million, or $0.00 per diluted share, which included a $1.0 million charge for FAS 123R stock option expense, $1.8 million for legal and accounting fees associated with our stock option investigation, and a $0.6 million gain on sale of assets.

Operating income for the first fiscal quarter ended December 31, 2007 was $0.8 million which included the $0.8 million FAS 123R charge and $0.5 million for fees associated with our tender offer. This compares to an operating loss of ($1.9) million for the same quarter in 2006 which included a $1.0 million FAS 123R charge and $1.8 million for legal and accounting fees associated with our stock option investigation. Gross margins for the first fiscal 2008 quarter were 20.8%, which compares to 20.2% from the same quarter in fiscal 2007.

The Company’s cash, cash equivalents and short-term investments totaled $143.3 million at December 31, 2007, an increase of $9.5 million from September 30, 2007. This increase was primarily due to an increase in our accounts payable. The Company also recently announced the completion of a Tender Offer which ended January 3, 2008 in which we repurchased $70 million of our outstanding common stock. Payments for the tendered shares were made in January 2008 and will be reflected in our financial results for the quarter ending March 2008. The Company’s inventory at December 31, 2007 totaled $38.2 million, an increase of $6.1 million from September 30, 2007.

“This quarter, we achieved our revenue goals and expanded our margins despite another weak pricing environment in mainstream DRAM markets and softening demand in some of our end markets,” said Jimmy Lee, ISSI’s Chairman and CEO. “Demand in SRAM and our focus DRAM markets remained strong as we continued to reduce our exposure to the price sensitive commodity DRAM markets. We are excited to show another profitable quarter with positive operating earnings which demonstrates the success of our strategy,” added Mr. Lee.

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ISSI Release
January 31, 2008

Conference Call

A conference call will be held today at 1:30 p.m. Pacific time to discuss this release. To access ISSI's conference call via telephone, dial 785-830-1916 by 1:20 p.m. Pacific time. The call will be webcast from ISSI's website at www.issi.com.

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications and (iv) automotive electronics. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, SmartCards and is developing selected non-memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at www.issi.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning achieving revenue goals, expanding our margins, reducing our exposure to the price sensitive commodity DRAM markets, and demonstrating the success of our strategy are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the period ending September 2007. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the year end audit. The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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CONTACT:
Scott Howarth
President & CFO
Investor Relations
(408) 969-6600
ir@issi.com

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2007	2006

Net sales	$63,348	$62,144
Cost of sales	50,147	49,599
Gross profit	13,201	12,545

Operating expenses:
Research and development	4,774	5,362
Selling, general and administrative	7,662	9,093
Total operating expenses	12,436	14,455

Operating income (loss)	765	(1,910)
Interest and other income (expense), net	2,074	1,552
Gain on sale of investments	189	598

Income before income taxes, minority
interest and equity in net loss of
affiliated companies	3,028	240
Provision for income taxes	60	10

Income before minority interest
and equity in net loss of
affiliated companies	2,968	230

Minority interest in net income of
consolidated subsidiary	(1)	(8)
Equity in net loss of
affiliated companies	-	(92)

Net income	$2,967	$130

Basic net income per share	$0.08	$0.00
Shares used in basic per share calculation	36,588	37,612

Diluted net income per share	$0.08	$0.00
Shares used in diluted per share calculation	36,897	37,994

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	September 30,
	2007	2007
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$95,895	$53,722
Short-term investments	47,430	80,093
Accounts receivable, net	39,639	37,030
Inventories	38,160	32,056
Other current assets	4,606	6,134

Total current assets	225,730	209,035
Property, equipment and leasehold improvements, net	23,213	23,284
Goodwill	25,338	25,338
Purchased intangible assets, net	3,051	3,538
Other assets	1,495	1,520
Total assets	$278,827	$262,715

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and notes	$-	$614
Accounts payable	49,210	36,509
Accrued compensation and benefits	3,914	3,588
Accrued expenses	7,867	6,734

Total current liabilities	60,991	47,445

Other long-term liabilities	731	793

Total liabilities	61,722	48,238

Commitments and contingencies

Minority interest	727	726

Stockholders' equity:
Common stock	4	4
Additional paid-in capital	376,997	376,998
Accumulated deficit	(159,701)	(162,668)
Accumulated comprehensive income	(922)	(583)

Total stockholders' equity	216,378	213,751
Total liabilities and stockholders' equity	$278,827	$262,715

(1) Derived from audited financial statements.